Exhibit 99.1

Walker & Dunlop Reports 20% Growth in

Diluted Earnings Per Share to $1.79

FIRST QUARTER 2021 HIGHLIGHTS

●	Total revenues of $224.3 million
●	Total transaction volume of $9.0 billion
●	Net income of $58.1 million and diluted earnings per share of $1.79
●	Benefit for credit losses of $11.3 million resulted in a $0.25 benefit to diluted earnings per share
●	Servicing portfolio of $109.9 billion at March 31, 2021
●	Adjusted EBITDA[1] of $60.7 million
●	Declared quarterly dividend of $0.50 per share for the second quarter

Bethesda, MD – May 6, 2021 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported first quarter net income of $58.1 million, or $1.79 per diluted share, up 20% from the first quarter of 2020 on total revenues of $224.3 million. First quarter total transaction volume of $9.0 billion was down 20% from the first quarter of 2020, predominantly due to lower multifamily financing volumes after originating the largest deal in Walker & Dunlop’s history in the first quarter of 2020. First quarter 2021 adjusted EBITDA1 was $60.7 million, and the Company ended the quarter with $339.5 million of cash and short-term investments in loans held for sale.

Willy Walker, Chairman and CEO, commented, “Walker & Dunlop is today the largest provider of capital to the multifamily industry and the fourth largest lender on commercial real estate in the United States thanks to our investments in people, brand, and technology. $9 billion of total transaction volume and $224 million in revenues during Q1 2021 resulted in diluted earnings per share of $1.79, which includes a $0.25 benefit from a reduction in our allowance for credit losses that we do not consider to be core or recurring profit. W&D’s proprietary, actionable technology platform continued to expand our client base during the quarter, with 79% of the loans we refinanced during the quarter new loans to Walker & Dunlop, and 27% of our total transaction volume from new clients to Walker & Dunlop. With the economy reopening, we are seeing a dramatic upswing in activity across all our lending and brokerage products.”

Mr. Walker continued, “We had a great start to the year and see a lot of opportunity ahead of us. There is over $324 billion of institutional equity capital looking to be deployed into the U.S. commercial real estate industry today, and with banks, life companies, and specialty finance firms well capitalized and looking to invest, transaction volumes for 2021 and into 2022 will be robust. And after a slow first quarter, Fannie Mae and Freddie Mac have $105 billion of lending capacity to deploy over the remainder of 2021. Walker & Dunlop is the GSEs’ second largest multifamily lending partner, and we will see very healthy volumes with both Fannie and Freddie for the remainder of the year.”

First quarter 2021 Earnings Release

FIRST QUARTER 2021 OPERATING RESULTS

TRANSACTION VOLUMES
(dollars in thousands)	Q1 2021	Q1 2020	$ Variance	% Variance
Fannie Mae	$1,533,024	$4,171,491	$(2,638,467)	(63)%
Freddie Mac	1,012,720	997,796	14,924	1
Ginnie Mae - HUD	622,133	354,687	267,446	75
Brokered	4,302,492	3,993,885	308,607	8
Principal Lending and Investing (2)	178,250	107,950	70,300	65
Debt financing volume	$7,648,619	$9,625,809	$(1,977,190)	(21)%
Property sales volume	1,395,760	1,730,617	(334,857)	(19)
Total transaction volume	$9,044,379	$11,356,426	$(2,312,047)	(20)%

Discussion of Results:

●	Our investments in people, brand and technology continue to drive strong debt financing and property sales volumes as the commercial real estate industry continues to rebound from the effects of the COVID-19 pandemic. During the quarter, 27% of our total transaction volume came from new customers, and 79% of our refinancing volumes were new loans to our servicing portfolio.
●	Agency debt financing volumes decreased by 43% in the first quarter of 2021 compared to the first quarter of 2020, driven by the significant decline in Fannie Mae volume. In the prior year, we originated the largest transaction in our history, a portfolio of $2.1 billion, driving record Fannie Mae volume. Fannie Mae and Freddie Mac had a slow start to the year but have become more active in the market during the second quarter, with $105 billion of combined lending capacity available to be used during the remainder of 2021. Our HUD debt financing volume increased significantly from the prior year as the HUD product continues to be a favorable source of financing for multifamily properties.
●	Increased brokered volume of 8% reflects the growth of our team of bankers across the country and increasing demand from private capital providers.
●	The increase in principal lending and investing volume, which includes interim loans, originations for WDIP separate accounts, and joint venture interim lending, was primarily due to a year-over-year increase in interim loans originated for our interim lending joint venture and our interim loan program. We saw increased demand for interim lending as the rebound from the impacts of the COVID-19 pandemic continued during the quarter.
●	Property sales volume decreased in the first quarter of 2021; however, the multifamily acquisitions market continues to steadily recover, with a significant amount of capital targeting multifamily assets.

MANAGED PORTFOLIO
(dollars in thousands)	Q1 2021	Q1 2020	$ Variance	% Variance
Fannie Mae	$50,113,076	$41,166,040	$8,947,036	22%
Freddie Mac	37,695,462	32,191,699	5,503,763	17
Ginnie Mae - HUD	9,754,667	9,750,696	3,971	-
Brokered	12,090,825	11,326,492	764,333	7
Principal Lending and Investing	213,240	387,314	(174,074)	(45)
Total servicing portfolio	$109,867,270	$94,822,241	$15,045,029	16%
Assets under management	1,836,086	2,001,984	(165,898)	(8)
Total Managed Portfolio	$111,703,356	$96,824,225	$14,879,131	15%
Weighted-average servicing fee rate (basis points)	24.3	23.3
Weighted-average remaining servicing portfolio term (years)	9.2	9.5

First quarter 2021 Earnings Release

Discussion of Results:

●	Our servicing portfolio continues to experience impressive growth due to our significant Agency debt financing volumes and limited maturities and prepayments over the past year.
●	During the first quarter of 2021, we added $2.7 billion of net loans to our servicing portfolio, and over the past 12 months, we added $15.0 billion of net loans to our servicing portfolio, 96% of which were Fannie Mae and Freddie Mac loans.
●	Only $6.9 billion of Agency loans in our servicing portfolio, with a weighted-average servicing fee of 19.8 basis points, are scheduled to mature over the next two years.
●	The increase in the weighted-average servicing fee was primarily due to an increase in Fannie Mae loans as a percentage of the overall servicing portfolio year over year, coupled with a high weighted-average servicing fee on Fannie Mae debt financing volume over the past year.
●	We added net mortgage servicing rights (“MSRs”) from originations of $47.1 million in the quarter and $187.4 million over the past 12 months.
●	The MSRs associated with our servicing portfolio had a fair value of $1.2 billion as of March 31, 2021, compared to $868.4 million as of March 31, 2020.
●	Assets under management (“AUM”) as of March 31, 2021 consisted of $1.2 billion of loans and funds managed by WDIP and $0.6 billion of loans in our interim lending joint venture. The year-over-year decrease in AUM is principally related to payoffs outpacing originations in our interim lending joint venture partially offset by WDIP’s fundraising activity.

REVENUES
(dollars in thousands)	Q1 2021	Q1 2020	$ Variance	% Variance
Loan origination and debt brokerage fees, net	$75,879	$76,373	$(494)	(1)%
Fair value of expected net cash flows from servicing, net ("MSR income")	57,935	68,000	(10,065)	(15)
Servicing fees	65,978	55,434	10,544	19
Net warehouse interest income, LHFS	2,459	1,492	967	65
Net warehouse interest income, LHFI	2,096	4,003	(1,907)	(48)
Escrow earnings and other interest income	2,117	10,743	(8,626)	(80)
Property sales broker fees	9,042	9,612	(570)	(6)
Other revenues	8,782	8,500	282	3
Total revenues	$224,288	$234,157	$(9,869)	(4)%
Key revenue metrics:
Origination fee margin (3)	1.02%	0.79%
MSR margin (4)	0.78	0.71
Agency MSR margin (5)	1.83	1.23

Discussion of Results:

●	The decrease in loan origination and debt brokerage fees, net was driven by the decrease in overall debt financing volume, largely offset by the increase in the origination fee margin shown above. The origination fee margin in the first quarter of 2020 was lower due to the $2.1 billion portfolio transaction. We typically receive much lower origination fee margins on large portfolios compared to regular debt financing volumes. Additionally, we received significantly more securitization fee income from Freddie Mac debt financing volume in the first quarter of 2021 compared to the first quarter of 2020.
●	The decrease in MSR income was primarily related to the decrease in Agency debt financing volume year over year, partially offset by an increase in the MSR and Agency MSR margins year over year as shown above.

First quarter 2021 Earnings Release

●	An increase in HUD debt financing volume and the weighted-average servicing fee on Fannie Mae debt financing volume led to the increases in the MSR and Agency MSR margins.
●	The $15.0 billion net increase in the servicing portfolio over the past 12 months was the principal driver of the growth in servicing fees year over year, coupled with the significant increase in the servicing portfolio’s weighted-average servicing fee.
●	The increase in net warehouse interest income from loans held for sale (“LHFS”) was due to an 89% increase in the average balance of LHFS outstanding, offset by a partial decrease in the net spread from 75 basis points in 2020 to 65 basis points in 2021.
●	The decrease in net warehouse interest income from loans held for investment (“LHFI”) was due to a smaller average balance of loans outstanding and a decrease in the net spread. During 2020, we held a larger balance of loans that were fully funded with corporate cash, resulting in an overall higher net spread. During 2021, a much smaller balance of loans was fully funded with corporate cash.
●	Escrow earnings and other interest income decreased primarily due to a significant year-over-year decrease in short-term interest rates, upon which our earnings rates are based.
●	The decrease in property sales broker fees was driven by the decrease in property sales volume year over year, partially offset by an increase in the profitability of property sales in 2021.

EXPENSES
(dollars in thousands)	Q1 2021	Q1 2020	$ Variance	% Variance
Personnel	$96,215	$89,525	$6,690	7%
Amortization and depreciation	46,871	39,762	7,109	18
Provision (benefit) for credit losses	(11,320)	23,643	(34,963)	(148)
Interest expense on corporate debt	1,765	2,860	(1,095)	(38)
Other operating expenses	17,587	18,090	(503)	(3)
Total expenses	$151,118	$173,880	$(22,762)	(13)%
Key expense metrics (as a percentage of total revenues):
Personnel expenses	43%	38%
Other operating expenses	8	8

Discussion of Results:

●	The increase in personnel expenses was primarily the result of a 16% increase in average headcount and associated salaries and benefits, as we continue to scale our business through strategic acquisitions and hiring.
●	Amortization and depreciation increased as a result of the growth in the average balance of MSRs outstanding year over year.
●	The change in the provision (benefit) for credit losses was primarily related to allowance for risk-sharing obligations. During the first quarter of 2020, the loss rate used for the forecast period increased from one basis point upon implementation of CECL to seven points as of March 31, 2020 due to forecasted high unemployment rates associated with the onset of the COVID-19 pandemic, resulting in a significant increase in the allowance for risk-sharing obligations with a corresponding provision for credit losses. During the first quarter of 2021, the loss rate used for the forecast period decreased from six basis points at December 31, 2020 to four basis points as of March 31, 2021 due to forecasted low unemployment rates, resulting in a significant decrease in the allowance for risk-sharing obligations with a corresponding benefit for credit losses.
●	The decrease in the interest expense on corporate debt was driven by the substantial decrease in the average 30-day LIBOR upon which our corporate debt interest was based.

First quarter 2021 Earnings Release

KEY PERFORMANCE METRICS
(dollars in thousands, except per share amounts)	Q1 2021	Q1 2020	$ Variance	% Variance
Walker & Dunlop net income	$58,052	$47,829	$10,223	21%
Adjusted EBITDA	60,667	64,129	(3,462)	(5)
Diluted EPS	$1.79	$1.49	$0.30	20%
Operating margin	33%	26%
Return on equity	19	19

Discussion of Results:

●	The increase in net income was the result of a 21% increase in income from operations, as total expenses decreased at a higher rate than total revenues year over year due to the change in the provision for credit losses noted above.
●	Adjusted EBITDA decreased year over year largely due to lower escrow interest income and an increase in personnel expense, partially offset by an increase in servicing fees.

KEY CREDIT METRICS
(dollars in thousands)	Q1 2021	Q1 2020	$ Variance	% Variance
At-risk servicing portfolio (6)	$45,796,952	$37,864,262	$7,932,690	21%
Maximum exposure to at-risk portfolio (7)	9,304,440	7,729,120	1,575,320	20
Defaulted loans	$48,481	$48,481	$—	-%
Key credit metrics (as a percentage of the at-risk portfolio):
Defaulted loans	0.11%	0.13%
Allowance for risk-sharing	0.14	0.17
Key credit metrics (as a percentage of maximum exposure):
Allowance for risk-sharing	0.69%	0.83%

Discussion of Results:

●	Our at-risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased due to the significant level of Fannie Mae volume originated during the past 12 months. As of March 31, 2021, there were two defaulted loans that were provisioned for in 2019. Both properties have been foreclosed on and final settlement of any losses will occur in the future upon disposition of the assets by Fannie Mae.
●	To date, we have not experienced any defaults or a significant deterioration in the overall credit quality of the at-risk servicing portfolio due to the COVID-19 pandemic.
●	The on-balance sheet interim loan portfolio, which is comprised of loans that we have full risk of loss, was $213.2 million at March 31, 2021 compared to $387.3 million at March 31, 2020. There was one defaulted loan in our interim loan portfolio at March 31, 2021, which defaulted and was provisioned for in prior years. All other loans in the on-balance sheet interim loan portfolio are current and performing as of March 31, 2021. The interim loan joint venture holds $587.7 million of loans as of March 31, 2021, for which we indirectly share in a small portion of the risk of loss. All loans in the interim loan joint venture are current and performing as of March 31, 2021.

DIVIDENDS AND SHARE REPURCHASES

On May 5, 2021, our Board of Directors declared a dividend of $0.50 per share for the second quarter of 2021. The dividend will be paid on June 4, 2021 to all holders of record of our restricted and unrestricted common stock as of May 20, 2021.

On February 3, 2021, our Board of Directors authorized the repurchase of up to $75 million of our outstanding common stock over the coming one-year period (“2021 Share Repurchase Program”). There were no share repurchases during the quarter ended March 31, 2021.

First quarter 2021 Earnings Release

Any future purchases made pursuant to the 2021 Share Repurchase Program will be made in the open market or in privately negotiated transactions from time to time as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase program may be suspended or discontinued at any time.

(1)	Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance. For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”
(2)	Includes debt financing volumes from our interim loan program, our interim loan joint venture, and WDIP separate accounts.
(3)	Origination-related fees as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(4)	MSR income as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(5)	MSR income as a percentage of Agency debt financing volume.
(6)	At-risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at-risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at-risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at-risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(7)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Thursday, May 6, 2021 at 8:30 a.m. Eastern time. Listeners can access the webcast via the link: https://walkerdunlop.zoom.us/webinar/register/WN_ZGFl6bFwQDSXmf2SoAMrCg or by dialing +1 408 901 0584, Webinar ID 929 2886 4465, Password 545167. Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate finance companies in the United States. The Company provides a comprehensive range of capital solutions for all commercial real estate asset classes, as well as investment sales brokerage services to owners of multifamily properties. Walker & Dunlop is included on the S&P SmallCap 600 Index and was ranked as one of FORTUNE Magazine’s Fastest Growing Companies in 2014, 2017, and 2018. Walker & Dunlop’s 1,000+ professionals in 38 offices across the nation have an unyielding commitment to client satisfaction.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision (benefit) for credit losses net of write-offs, stock-based incentive compensation charges, and the fair value of expected net cash flows from servicing, net. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

First quarter 2021 Earnings Release

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company's GAAP financials, provides useful information to investors by offering:

●	the ability to make more meaningful period-to-period comparisons of the Company's on-going operating results;
●	the ability to better identify trends in the Company's underlying business and perform related trend analyses; and
●	a better understanding of how management plans and measures the Company's underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with net income. For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans, or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) the impact of the COVID-19 pandemic on the Company’s business, results of operations, and financial condition, including due to its principal and interest advance obligations on Fannie Mae and Ginnie Mae loans it services, and the domestic economy, (2) general economic conditions and multifamily and commercial real estate market conditions, (3) regulatory and/or legislative changes to Freddie Mac, Fannie Mae or HUD, (4) our ability to retain and attract loan originators and other professionals, and (5) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any updates or supplements in subsequent Quarterly Reports on Form 10-Q and our other filings with the SEC. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Kelsey Duffey	Susan Weber
Vice President, Investor Relations	Chief Marketing Officer
Phone 301.202.3207	Phone 301.215.5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com
Phone 301.215.5500 7501 Wisconsin Avenue, Suite 1200E Bethesda, Maryland 20814

First quarter 2021 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

Unaudited

	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
(in thousands)
Assets
Cash and cash equivalents	$277,277	$321,097	$294,873	$275,202	$205,309
Restricted cash	14,805	19,432	12,383	10,894	30,745
Pledged securities, at fair value	139,570	137,236	134,295	128,296	121,495
Loans held for sale, at fair value	1,048,385	2,449,198	3,227,287	1,733,598	1,186,577
Loans held for investment, net	281,788	360,402	342,056	404,527	454,213
Mortgage servicing rights	909,884	862,813	805,655	778,269	722,486
Goodwill and other intangible assets	262,906	250,838	251,002	251,165	247,257
Derivative assets	58,130	49,786	37,290	27,085	158,233
Receivables, net	59,526	65,735	51,837	50,188	52,185
Other assets	151,694	134,438	143,025	133,825	133,475
Total assets	$3,203,965	$4,650,975	$5,299,703	$3,793,049	$3,311,975

Liabilities
Warehouse notes payable	$1,112,340	$2,517,156	$3,328,327	$1,863,654	$1,305,846
Note payable	291,045	291,593	292,272	292,819	293,371
Allowance for risk-sharing obligations	64,580	75,313	70,495	69,191	64,110
Guaranty obligation, net	51,836	52,306	53,474	54,872	55,758
Derivative liabilities	9,250	5,066	3,858	13,739	172,623
Other liabilities	429,782	513,319	436,152	408,223	376,952
Total liabilities	$1,958,833	$3,454,753	$4,184,578	$2,702,498	$2,268,660

Equity
Preferred shares	$—	$—	$—	$—	$—
Common stock	310	307	306	304	303
Additional paid-in capital	248,069	241,004	230,302	238,094	236,007
Accumulated other comprehensive income (loss)	1,810	1,968	1,468	249	(1,181)
Retained earnings	994,943	952,943	883,049	851,904	801,139
Total stockholders’ equity	$1,245,132	$1,196,222	$1,115,125	$1,090,551	$1,036,268
Noncontrolling interests	—	—	—	—	7,047
Total equity	$1,245,132	$1,196,222	$1,115,125	$1,090,551	$1,043,315
Commitments and contingencies	—	—	—	—	—
Total liabilities and equity	$3,203,965	$4,650,975	$5,299,703	$3,793,049	$3,311,975

First quarter 2021 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

Unaudited

	Quarterly Trends

(in thousands, except per share amounts)	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Revenues
Loan origination and debt brokerage fees, net	$75,879	$120,956	$83,825	$77,907	$76,373
Fair value of expected net cash flows from servicing, net	57,935	121,566	78,065	90,369	68,000
Servicing fees	65,978	63,240	60,265	56,862	55,434
Net warehouse interest income	4,555	6,872	7,558	9,401	5,495
Escrow earnings and other interest income	2,117	2,566	2,275	2,671	10,743
Property sales broker fees	9,042	18,180	6,756	3,561	9,612
Other revenues	8,782	16,329	8,272	12,054	8,500
Total revenues	$224,288	$349,709	$247,016	$252,825	$234,157

Expenses
Personnel	$96,215	$157,826	$114,548	$106,920	$89,525
Amortization and depreciation	46,871	45,013	41,919	42,317	39,762
Provision (benefit) for credit losses	(11,320)	5,450	3,483	4,903	23,643
Interest expense on corporate debt	1,765	1,826	1,786	2,078	2,860
Other operating expenses	17,587	22,258	16,165	13,069	18,090
Total expenses	$151,118	$232,373	$177,901	$169,287	$173,880
Income from operations	$73,170	$117,336	$69,115	$83,538	$60,277
Income tax expense	15,118	34,237	15,925	21,479	12,672
Net income before noncontrolling interests	$58,052	$83,099	$53,190	$62,059	$47,605
Less: net income (loss) from noncontrolling interests	—	—	—	—	(224)
Walker & Dunlop net income	$58,052	$83,099	$53,190	$62,059	$47,829
Net change in unrealized gains (losses) on pledged available-for-sale securities, net of taxes	(158)	500	1,219	1,430	(1,917)
Walker & Dunlop comprehensive income	$57,894	$83,599	$54,409	$63,489	$45,912

Basic earnings per share	$1.82	$2.63	$1.69	$1.98	$1.53
Diluted earnings per share	1.79	2.59	1.66	1.95	1.49
Cash dividends paid per common share	0.50	0.36	0.36	0.36	0.36

Basic weighted-average shares outstanding	30,823	30,635	30,560	30,352	30,226
Diluted weighted-average shares outstanding	31,276	31,227	31,074	30,860	31,160

First quarter 2021 Earnings Release

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends

(dollars in thousands, except per share data)	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Transaction Volume:
Components of Debt Financing Volume
Fannie Mae	$1,533,024	$3,891,649	$1,977,607	$2,762,299	$4,171,491
Freddie Mac	1,012,720	2,685,359	3,136,313	1,769,280	997,796
Ginnie Mae - HUD	622,133	844,221	373,480	640,150	354,687
Brokered (1)	4,302,492	3,768,689	1,711,541	1,495,500	3,993,885
Principal Lending and Investing (2)	178,250	152,831	105,488	14,091	107,950
Total Debt Financing Volume	$7,648,619	$11,342,749	$7,304,429	$6,681,320	$9,625,809
Property Sales Volume	1,395,760	2,846,276	1,106,162	446,684	1,730,617
Total Transaction Volume	$9,044,379	$14,189,025	$8,410,591	$7,128,004	$11,356,426

Key Performance Metrics:
Operating margin	33%	34%	28%	33%	26%
Return on equity	19	29	20	23	19
Walker & Dunlop net income	$58,052	$83,099	$53,190	$62,059	$47,829
Adjusted EBITDA (3)	60,667	58,161	45,165	48,394	64,129
Diluted EPS	1.79	2.59	1.66	1.95	1.49

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	43%	45%	46%	42%	38%
Other operating expenses	8	6	7	5	8
Key Revenue Metrics:
Origination fee margin (4)	1.02%	1.08%	1.15%	1.17%	0.79%
MSR margin (5)	0.78	1.09	1.08	1.36	0.71
Agency MSR margin (6)	1.83	1.64	1.42	1.75	1.23

Other Data:
Market capitalization at period end	$3,182,606	$2,822,970	$1,657,545	$1,580,183	$1,250,860
Closing share price at period end	$102.74	$92.02	$53.00	$50.81	$40.27
Average headcount	974	928	887	860	837

Components of Servicing Portfolio:
Fannie Mae	$50,113,076	$48,818,185	$46,224,549	$45,160,004	$41,166,040
Freddie Mac	37,695,462	37,072,587	35,726,109	33,222,090	32,191,699
Ginnie Mae - HUD	9,754,667	9,606,506	9,639,820	9,749,888	9,750,696
Brokered (7)	12,090,825	11,419,372	11,513,521	11,519,629	11,326,492
Principal Lending and Investing (8)	213,240	295,322	273,754	336,473	387,314
Total Servicing Portfolio	$109,867,270	$107,211,972	$103,377,753	$99,988,084	$94,822,241
Assets under management (9)	1,836,086	1,816,421	1,936,679	1,884,673	2,001,984
Total Managed Portfolio	$111,703,356	$109,028,393	$105,314,432	$101,872,757	$96,824,225

Key Servicing Portfolio Metrics (end of period):
Weighted-average servicing fee rate (bps)	24.3	24.0	23.4	23.3	23.3
Weighted-average remaining term (years)	9.2	9.4	9.4	9.5	9.5

(1)	Brokered transactions for life insurance companies, commercial banks, and other capital sources.
(2)	Includes debt financing volumes from our interim lending platform, our interim lending joint venture, and WDIP separate accounts.
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)	Origination-related fees as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(5)	MSR income as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(6)	MSR income as a percentage of Agency debt financing volume.
(7)	Brokered loans serviced primarily for life insurance companies.
(8)	Consists of interim loans not managed for our interim loan joint venture.
(9)	Interim loans serviced for our interim loan joint venture and WDIP assets under management.

First quarter 2021 Earnings Release

KEY CREDIT METRICS

Unaudited

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2021	2020	2020	2020	2020
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$41,152,790	$39,835,534	$37,018,792	$35,707,326	$34,148,159
Fannie Mae Modified Risk	8,941,234	8,948,472	9,165,490	9,411,097	6,973,167
Freddie Mac Modified Risk	37,006	37,018	52,685	52,696	52,706
Total risk-sharing servicing portfolio	$50,131,030	$48,821,024	$46,236,967	$45,171,119	$41,174,032

Non-risk-sharing servicing portfolio:
Fannie Mae No Risk	$19,052	$34,180	$40,267	$41,581	$44,715
Freddie Mac No Risk	37,658,456	37,035,568	35,673,424	33,169,394	32,138,992
GNMA - HUD No Risk	9,754,667	9,606,506	9,639,820	9,749,888	9,750,696
Brokered	12,090,825	11,419,372	11,513,521	11,519,629	11,326,492
Total non-risk-sharing servicing portfolio	$59,523,000	$58,095,626	$56,867,032	$54,480,492	$53,260,895
Total loans serviced for others	$109,654,030	$106,916,650	$103,103,999	$99,651,611	$94,434,927
Interim loans (full risk) servicing portfolio	213,240	295,322	273,754	336,473	387,314
Total servicing portfolio unpaid principal balance	$109,867,270	$107,211,972	$103,377,753	$99,988,084	$94,822,241

Interim Loan Joint Venture Managed Loans (1)	$660,999	$558,161	$639,466	$695,267	$802,559

At-risk servicing portfolio (2)	$45,796,952	$44,483,676	$41,848,548	$40,640,024	$37,864,262
Maximum exposure to at-risk portfolio (3)	9,304,440	9,032,083	8,497,807	8,266,261	7,729,120
Defaulted loans	48,481	48,481	48,481	48,481	48,481

Defaulted loans as a percentage of the at-risk portfolio	0.11%	0.11%	0.12%	0.12%	0.13%
Allowance for risk-sharing as a percentage of the at-risk portfolio	0.14	0.17	0.17	0.17	0.17
Allowance for risk-sharing as a percentage of maximum exposure	0.69	0.83	0.83	0.84	0.83

(1)	Includes $73.3 million as of March 31, 2021, December 31, 2020 and September 30, 2020, and $71.1 million as of June 30, 2020 and March 31 2020, of loans managed directly for our interim loan joint venture partner and interim loan joint venture managed loans. We indirectly share in a portion of the risk of loss associated with interim loan joint venture managed loans through our 15% equity ownership in the joint venture. We have no exposure to risk of loss for the loans serviced directly for our interim loan joint venture partner. The balance of this line is included as a component of assets under management in the Supplemental Operating Data table.
(2)	At-risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at-risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at-risk portfolio. For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at-risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.
(3)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

First quarter 2021 Earnings Release

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

	Quarterly Trends

(in thousands)	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$58,052	$83,099	$53,190	$62,059	$47,829
Income tax expense	15,118	34,237	15,925	21,479	12,672
Interest expense on corporate debt	1,765	1,826	1,786	2,078	2,860
Amortization and depreciation	46,871	45,013	41,919	42,317	39,762
Provision (benefit) for credit losses	(11,320)	5,450	3,483	4,903	23,643
Net write-offs	—	—	—	—	—
Stock compensation expense	8,116	10,102	6,927	5,927	5,363
Fair value of expected net cash flows from servicing, net	(57,935)	(121,566)	(78,065)	(90,369)	(68,000)
Adjusted EBITDA	$60,667	$58,161	$45,165	$48,394	$64,129